ARTICLES OF AMENDMENT

                                       OF

                             SENTECH EAS CORPORATION

                         BY VOTE THE BOARD OF DIRECTORS
                           WITHOUT SHAREHOLDER ACTION

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts these articles of amendment.

         FIRST: The name of the corporation is A Sentech EAS Corporation Act, the undersigned corporation adopts these articles of amendment.

         SECOND: The Articles of Incorporation of this Corporation are amended by changing the articles numbered "III" so that, amended, said article shall read as follows:

                    "The Maximum number of shares that this corporation shall be authorized to issue and have outstanding at any one time shall be Twenty Million Eight Hundred Thirty-three Thousand, Three Hundred Thirty-three (20,833,333) shares of common stock, $.00024 par value per share."

         THIRD:   A. The Amendment provides for a cancellation of issued shares.

                  B. Provisions for implementing the amendment, not contained in the amendment itself, are as follows:

                    Upon the filing of this Amendment, each 2.4 shares of common stock outstanding, and held by each holder of record, on such date shall be automatically combined into 1 share of common stock without any further action on the part of the holders thereof or this corporation. No fractional shares will be issued. Any fractional shares which would be issued will be rounded up to one full share.

         FOURTH: The amendment to the Articles of Incorporation of the Corporation set forth above was adopted on the 18th day of December, 1996.

         FIFTH: Prior to the issuance of shares, the amendment was unanimously adopted by the board of directors by written consent without shareholder action and shareholder action was not required.

                                      Signed this 18th day of December, 1996.

                                      SENTECH EAS CORPORATION

                                      /S/ SAUL POZENSKY
                                      Saul Pozensky
                                      President and Director